Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE	Wednesday, July 16, 2008
Gannett Co., Inc. Releases June Statistical Report
McLEAN, VA — Gannett Co., Inc. (NYSE: GCI) reported today that total pro forma operating revenues for the sixth period ended June 29, 2008 declined 12.1 percent compared with the same period in 2007. For comparison purposes, the exchange rate of the British pound decreased slightly compared to last year. If the exchange rate had remained constant year-over-year, total pro forma operating revenues would have been 12.0 percent lower.
June
Publishing advertising revenues in June were down 16.3 percent compared with the same period a year ago. On a constant currency basis publishing advertising revenues would have declined 16.1 percent.
Retail advertising revenues declined 9.6 percent in June. In the U.S., across all products, the decline was led by softness in the department stores, furniture and telecommunications categories.
Classified revenues were down 21.6 percent in the sixth period. Real estate revenues declined 33.9 percent, employment revenues were 25.6 percent lower and automotive revenues were down 13.9 percent. On a constant currency basis, real estate revenues would have declined 33.7 percent, employment revenues would have been down 25.4 percent and automotive revenues would have been 13.7 percent lower. For U.S. community publishing, classified revenues were 22.5 percent lower in the sixth period comprised of declines of 31.4 percent in real estate revenues, 30.4 percent in employment revenues and 13.3 percent in automotive revenues. Classified revenues at our operations in the UK were 19.3 percent lower, in pounds, reflecting declines of 36.8 percent in real estate, 17.3 percent in employment and 14.9 percent in automotive.
National advertising revenues for the sixth period were down 19.4 percent. At USA TODAY, advertising revenues were 26.5 percent lower on paid ad pages of 236 versus 329 last year. At USA TODAY, the travel, advocacy and restaurant categories were positive in the sixth period while the entertainment, automotive, technology, financial, home and building and telecommunications categories lagged last year.
Broadcasting revenues, which include Captivate, declined 7.9 percent. Television revenues were 8.1 percent lower in the period as local and national revenues were down 10.8 percent and 8.5 percent, respectively.
Second Quarter
For the second quarter of 2008, total pro forma operating revenues were 10.1 percent lower and would have declined 10.0 percent on a constant currency basis.
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Publishing advertising revenues for the quarter declined 13.5 percent. Retail advertising revenues were down 8.3 percent. Classified revenues were 18.7 percent lower for the quarter. Real estate revenues declined 29.5 percent, employment revenues were down 23.2 percent and automotive revenues declined 13.4 percent. Classified revenues were 21.0 percent lower for U.S. community publishing comprised of declines of 30.4 percent in real estate, 28.9 percent in employment and 11.6 percent in automotive revenues. Classified revenues in the UK, in pounds, were 13.8 percent lower in the quarter. Real estate revenues were 27.5 percent lower, employment revenues were down 10.7 percent and automotive revenues declined 18.7 percent.
National advertising revenues were 14.0 percent lower for the quarter. At USA TODAY, advertising revenues were down 16.6 percent. Paid advertising pages totaled 831 compared with 1,034 in the year-ago period.
Broadcasting revenues declined 5.9 percent and television revenues were 6.5 percent lower in the quarter. Significantly higher politically related advertising was offset by softness in other categories, particularly automotive. Based on where we are today, we would expect television revenues for the third quarter to be up in the mid to high single digits.
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In addition to the revenue and statistical summary, attached is a chart which shows the consolidated Gannett Online audience share for June from Nielsen//Net Ratings. In June, Gannett’s domestic Web sites had 23.1 million unique visitors reaching 14.1 percent of the Internet audience.
On May 7, 2007, the company completed its sale of the Norwich (CT) Bulletin, the Rockford (IL) Register Star, the Observer-Dispatch in Utica, NY, and The Herald-Dispatch in Huntington, WV. In addition, the Chronicle-Tribune in Marion, IN, was contributed to the Gannett Foundation on May 21, 2007. The revenue and statistical data related to these properties has been excluded from all periods presented.
To conform with current year presentation, the company’s equity share of operating results for 2007 from its newspaper partnerships, including Tucson, which participates in a joint operating agency, the California Newspapers Partnership and the Texas-New Mexico Newspapers Partnership have been reclassified from “Other revenue” and are reflected in a separate line in the Non-Operating section of the Statement of Income titled “Equity income (losses) in unconsolidated investees, net.” Other revenue is now comprised principally of commercial printing revenues and revenue from PointRoll.
Circulation volume numbers for Newsquest’s paid daily newspapers are included in the enclosed statistics, but volume from unpaid daily and non-daily publications is not included in the circulation volume statistics.
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Gannett Co., Inc. is a leading international news and information company that publishes 85 daily newspapers in the USA, including USA TODAY, the nation’s largest-selling daily newspaper. The company also owns nearly 900 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company. Newsquest publishes nearly 300 titles, including 17 daily newspapers, and a network of prize-winning Web sites. Gannett also operates 23 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.
Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company’s SEC reports, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.
Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

Contact:	Jeff Heinz Director, Investor Relations 703-854-6917 jheinz@gannett.com

GANNETT CO., INC.
REVENUE & STATISTICAL SUMMARY

	Period 6 (June 2, 2008 - June 29, 2008)				Year-to-Date through June 29, 2008
				%				%
	2008	2007	CHANGE	CHANGE	2008	2007	CHANGE	CHANGE
REVENUES:
Advertising:
Retail	$156,982,000	$173,624,000	$(16,642,000)	(9.6)	$984,219,000	$1,070,451,000	$(86,232,000)	(8.1)
National	49,796,000	61,748,000	(11,952,000)	(19.4)	343,752,000	371,204,000	(27,452,000)	(7.4)
Classified	143,508,000	183,020,000	(39,512,000)	(21.6)	877,113,000	1,061,662,000	(184,549,000)	(17.4)

Total Advertising	$350,286,000	$418,392,000	$(68,106,000)	(16.3)	$2,205,084,000	$2,503,317,000	$(298,233,000)	(11.9)

Circulation	98,291,000	100,768,000	(2,477,000)	(2.5)	615,172,000	630,040,000	(14,868,000)	(2.4)
Other revenue	37,208,000	36,499,000	709,000	1.9	210,287,000	219,966,000	(9,679,000)	(4.4)
Broadcasting	56,511,000	61,371,000	(4,860,000)	(7.9)	362,748,000	387,725,000	(24,977,000)	(6.4)

Total Revenue	$542,296,000	$617,030,000	$(74,734,000)	(12.1)	$3,393,291,000	$3,741,048,000	$(347,757,000)	(9.3)

NET PAID CIRCULATION:
Morning (w/USAT)	6,642,464	6,898,926	(256,462)	(3.7)	6,854,222	7,166,226	(312,004)	(4.4)
Evening	425,407	453,763	(28,356)	(6.2)	442,687	469,370	(26,683)	(5.7)

Total Daily	7,067,871	7,352,689	(284,818)	(3.9)	7,296,909	7,635,596	(338,687)	(4.4)

Sunday	5,440,043	5,706,078	(266,035)	(4.7)	5,606,260	5,917,198	(310,938)	(5.3)

Note:	To conform with current year presentation, the company’s equity share of operating results for 2007 from its newspaper partnerships, including Tucson, which participates in a joint operating agency, the California Newspapers Partnership and the Texas-New Mexico Newspapers Partnership have been reclassified from “Other revenue” above and are reflected in a separate line in the Non-Operating section of the Statement of Income (Loss) titled “Equity income (losses) in unconsolidated investees, net.” Other revenue is now comprised principally of commercial printing revenues and revenue from PointRoll.
The above revenue amounts and statistics have been restated to include all companies presently owned. In May 2007, Gannett sold the Norwich (CT) Bulletin, the Rockford (IL) Register Star, the Observer-Dispatch in Utica, NY and The Herald-Dispatch in Huntington, WV. In May 2007, Gannett contributed the Chronicle-Tribune in Marion, IN to the Gannett Foundation. All revenue amounts and statistics related to the sold and donated properties are excluded from all periods presented.
Circulation volume statistics from the company’s newspaper in Tucson, which participates in a joint operating agency, are included above.
Newsquest is a regional newspaper publisher in the United Kingdom with nearly 300 titles, including paid and unpaid daily and non-daily products. Circulation volume statistics for Newsquest’s 17 paid-for daily newspapers are included above. Circulation volume statistics for the Sunday Herald are included above in the Sunday statistics. Circulation volume statistics for Newsquest’s unpaid daily and non-daily publications are not reflected above.
Circulation volume statistics for non-daily products, including Gannett Healthcare Group and Clipper Magazine are not reflected above.
Effective Period 5, 2008, due to certain changes in delivery times, Gannett has reclassified some net paid circulation figures from evening to morning. All prior periods have been restated to conform to the new classification.

GANNETT CO., INC.
REVENUE & STATISTICAL SUMMARY
2nd Quarter 2008 (March 31, 2008 — June 29, 2008)

				%
	2008	2007	CHANGE	CHANGE
REVENUES:
Advertising:
Retail	$505,196,000	$551,162,000	$(45,966,000)	(8.3)
National	168,934,000	196,364,000	(27,430,000)	(14.0)
Classified	434,060,000	534,166,000	(100,106,000)	(18.7)

Total Advertising	$1,108,190,000	$1,281,692,000	$(173,502,000)	(13.5)

Circulation	305,994,000	312,434,000	(6,440,000)	(2.1)
Other revenue	110,807,000	112,436,000	(1,629,000)	(1.4)
Broadcasting	192,568,000	204,666,000	(12,098,000)	(5.9)

Total Revenue	$1,717,559,000	$1,911,228,000	$(193,669,000)	(10.1)

NET PAID CIRCULATION:
Morning (w/USAT)	6,827,566	7,088,188	(260,622)	(3.7)
Evening	437,353	464,728	(27,375)	(5.9)

Total Daily	7,264,919	7,552,916	(287,997)	(3.8)

Sunday	5,535,334	5,804,055	(268,721)	(4.6)

Note:	To conform with current year presentation, the company’s equity share of operating results for 2007 from its newspaper partnerships, including Tucson, which participates in a joint operating agency, the California Newspapers Partnership and the Texas-New Mexico Newspapers Partnership have been reclassified from “Other revenue” above and are reflected in a separate line in the Non-Operating section of the Statement of Income (Loss) titled “Equity income (losses) in unconsolidated investees, net.” Other revenue is now comprised principally of commercial printing revenues and revenue from PointRoll.
The above revenue amounts and statistics have been restated to include all companies presently owned. In May 2007, Gannett sold the Norwich (CT) Bulletin, the Rockford (IL) Register Star, the Observer-Dispatch in Utica, NY and The Herald-Dispatch in Huntington, WV. In May 2007, Gannett contributed the Chronicle-Tribune in Marion, IN to the Gannett Foundation. All revenue amounts and statistics related to the sold and donated properties are excluded from all periods presented.
Circulation volume statistics from the company’s newspaper in Tucson, which participates in a joint operating agency, are included above.
Newsquest is a regional newspaper publisher in the United Kingdom with nearly 300 titles, including paid and unpaid daily and non-daily products. Circulation volume statistics for Newsquest’s 17 paid-for daily newspapers are included above. Circulation volume statistics for the Sunday Herald are included above in the Sunday statistics. Circulation volume statistics for Newsquest’s unpaid daily and non-daily publications are not reflected above.
Circulation volume statistics for non-daily products, including Gannett Healthcare Group and Clipper Magazine are not reflected above.
Effective Period 5, 2008, due to certain changes in delivery times, Gannett has reclassified some net paid circulation figures from evening to morning. All prior periods have been restated to conform to the new classification.

Gannett Online Internet Audience
June 2008
Nielsen//Net Ratings
Home/Work Panel Combined

	Unique Visitors	Percentage Reach of
	Per Month	Internet Audience

Gannett Online	23,076,000	14.1%